Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (No. 333-143765) on Form S-3 to Form S-4 of The Parent Company, formerly known as BabyUniverse, Inc. and its subsidiaries, of our report dated March 31, 2007 relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006 and in the Prospectus, which is a part of Amendment No. 3 to the Registration Statement (No. 333-143765) on Form S-4.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

April 9, 2008